EXHIBIT 99.1

Certain Risk Factors Related to the Merger

Microchip may fail to realize the anticipated strategic and financial benefits expected from its acquisition of Microsemi.

Microchip may not realize all of the anticipated benefits of the Merger or realize such benefits in the anticipated time frame after the completion of the Merger. Microchip’s ability to realize the anticipated benefits of the Merger will depend on, among other things, Microchip’s ability to combine its business with Microsemi’s business in a manner that facilitates growth, realizes anticipated cost savings and retains Microsemi’s customers, suppliers and employees. Microchip must successfully combine the businesses of Microchip and Microsemi in a manner that enables these anticipated benefits to be realized and Microchip must achieve the anticipated growth and cost savings without adversely affecting its revenue and financial results or the revenue and financial results of Microsemi. Microchip may not be able to achieve the cost reductions it has publicly announced prior to the Merger in the amount and time frame previously described.

Microchip may not be able to obtain its preferred form of financing to consummate the Merger, and the terms of the financing may be less favorable to Microchip than expected.

There is no financing condition under the Merger Agreement, which means that if the conditions to closing are otherwise satisfied or waived, Microchip is obligated to consummate the Merger whether or not it has sufficient funds to pay the consideration under the Merger Agreement. In connection with the Merger Agreement, Microchip entered into a debt commitment letter pursuant to which a syndicate of banks has committed to provide to Microchip, among other things, a Term Loan Facility, subject to the execution of definitive documentation and customary closing conditions. Microchip currently intends to finance the cash portion of the Merger consideration, repay and redeem the outstanding indebtedness of Microsemi and pay related fees and expenses in connection with the Merger using a combination of the Term Loan Facility, the Revolving Credit Facility, other debt financing and cash on hand. Obligations of the lenders under the debt commitment letter are subject to a number of conditions, and Microchip cannot provide any assurances that it will be able to close the financing provided by the commitment letter on the terms and in the amounts anticipated. If terms for the debt financing are less favorable than expected, financing costs would likely increase, potentially significantly, and Microchip’s financing or operating flexibility may be constrained. If Microchip cannot close on any element of its financing plan, including the financing provided by the commitment letter, it will need to pursue other financing options, which will likely result in less favorable financing terms that would likely increase costs and/or materially adversely affect its credit rating or its financing and operating flexibility following the closing of the Merger.

Microchip may be unable to realize the anticipated synergies related to the Merger which could have a material adverse effect on Microchip’s business, financial condition and results of operations.

Following the consummation of the Merger, Microchip expects to realize significant synergies from cost savings and revenue growth after the closing of the Merger. Microchip also expects to incur one-time costs to achieve these synergies, although those costs have not yet been quantified. While Microchip believes these synergies are achievable, Microchip’s ability to achieve such estimated synergies in the amounts and timeframe expected is subject to various assumptions by Microchip’s management based on expectation that are subject to a number of risks and which may or may not be realized, as well as the incurrence of other costs in its operations that may offset all or a portion of such synergies. As a consequence, Microchip may not be able to realize all of these synergies within the timeframe expected or at all. In addition, Microchip may incur additional and/or unexpected costs to realize these synergies. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the Merger and adversely affect the business of Microchip following the Merger. Microchip has incurred and will continue to incur substantial expenses in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement. These costs, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Microchip following the consummation of the Merger and many of these costs will be borne by Microchip even if the Merger is not consummated.

Following the consummation of the Merger, Microchip may be unable to successfully integrate Microsemi’s business and realize the anticipated benefits of the Merger.

Microchip and Microsemi currently operate as independent public companies. After the closing of the Merger, Microchip will be required to devote significant management attention and resources to integrating the business and operations of Microsemi. Potential difficulties Microchip may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Microchip and Microsemi in a manner that permits Microchip to achieve the cost savings or revenue enhancements anticipated to result from the Merger, which would result in the anticipated benefits and synergies of the Merger not being realized in the time frame currently anticipated or at all;

•	the loss of sales, customers (including direct and indirect U.S government customers and defense contractors), distributors or suppliers of Microsemi as a result of such parties deciding not to continue business at the same or similar levels with Microchip after the Merger;

•	difficulty integrating the direct sales and distribution channels of Microchip and Microsemi to effectively sell the products of the continued company following the closing;

•	the complexities associated with managing Microchip and integrating personnel from Microsemi, resulting in a significantly larger combined company, while at the same time providing high quality products to customers;

•	unanticipated issues in coordinating accounting, information technology, communications, administration and other systems;

•	identifying and eliminating redundant and underperforming functions and assets;

•	difficulty addressing possible differences in corporate culture and management philosophies;

•	the failure to retain key employees of either Microsemi or Microchip;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger, including shareholder litigation relating to the Merger;

•	performance shortfalls as a result of the diversion of management’s attention caused by consummating the Merger and integrating Microsemi’s operations;

•	managing the increased debt levels incurred in connection with the Merger; and

•	a deterioration of credit ratings.

For all of these reasons, you should be aware that it is possible that the integration process following the consummation of the Merger could result in the distraction of Microchip’s management, the disruption of Microchip’s ongoing business or inconsistencies in its products, standards, controls, procedures and policies, any of which could materially adversely affect the ability of Microchip to maintain relationships with customers, distributors, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise materially adversely affect the business and financial results of Microchip.

An inability to realize the anticipated benefits and cost synergies of the Merger, as well as any delays encountered in the integration process, could have a material adverse effect on the revenues, level of expenses and operating results of the combined company, which may materially adversely affect the value of Microchip’s stock following the consummation of the Merger.

The business relationships of Microchip and Microsemi may be subject to disruption due to uncertainty associated with the Merger.

Parties with which Microchip or Microsemi do business may experience uncertainty associated with the proposed Merger, including with respect to current or future business relationships with Microchip, Microsemi, or the combined company. Microchip’s and Microsemi’ business relationships may be subject to disruption, as customers, distributors, suppliers, vendors, and others may seek to receive confirmation that their existing business relations with Microsemi will not be adversely impacted as a result of the Merger or attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Microchip, Microsemi, or the combined company as a result of the Merger. These disruptions could have a material adverse effect on the businesses, financial condition, or results of operations of the combined company, including an adverse effect on Microchip’s ability to realize the anticipated benefits of the Merger. The risks and adverse effects of such disruptions could be exacerbated by any delay in consummating the Merger.

The consummation of the Merger is subject to a number of conditions and if these conditions are not satisfied or waived, the Merger will not be consummated.

The proposed acquisition of Microsemi by Microchip pursuant to the Merger Agreement is subject to a number of conditions that must be satisfied prior to the consummation of the Merger and the closing of the Merger may not occur, even with stockholder approval. Should the Merger fail to close for any reason, the business, reputation, financial condition and results of operations of Microsemi and/or Microchip may be materially adversely affected. The closing conditions under the Merger Agreement include, among others:

•	adoption of the Merger Agreement by the affirmative majority vote of the outstanding shares of Microsemi common stock;

•	the termination or expiration of any applicable waiting period under applicable antitrust laws; and

•	no governmental entity of competent jurisdiction will have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any material applicable law that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction or (2) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the consummation of the merger illegal in any jurisdiction.

For both Microchip and Microsemi, the obligation to consummate the Merger is also subject to the accuracy of representations and warranties of, and the performance of obligations of, the other party, in each case as set forth in the Merger Agreement, subject to specified materiality exceptions. As a result of the above mentioned conditions and the other conditions described in the Merger Agreement, there can be no assurance that the Merger will be consummated, even if Microsemi stockholder approval of the Merger is obtained. Any adverse changes in the business, financial condition, results of operations or prospects of Microchip or Microsemi prior to the completion of the Merger will not permit Microchip to terminate the Merger, even if such changes would have a material adverse effect on Microsemi or Microchip.

As a result of the Merger, Microchip’s goodwill and intangible assets on its consolidated balance sheet will increase substantially. If its goodwill or intangible assets become impaired in the future, Microchip would be required to record a material, non-cash charge to earnings, which would also reduce its stockholders’ equity.

Under GAAP, goodwill and intangible assets are reviewed for impairment on an annual basis (or more frequently if events or circumstances indicate that their carrying value may not be recoverable). If Microchip’s goodwill or other intangible assets are determined to be impaired in the future, Microchip will be required to record a non-cash charge to earnings during the period in which the impairment is determined, and any such charges may be material.

The pro forma financial data filed as Exhibit 99.2 to Microchip’s Current Report on Form 8-K filed with the SEC on May 21, 2018 may not be an indication of the combined company’s financial condition or results of operations following the Merger.

The pro forma financial data included herein are for illustrative purposes only, based on various estimated adjustments, assumptions, and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. The actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial data. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may materially adversely affect the combined company’s financial condition or results of operations following the Merger.

Pending shareholder litigation against Microsemi and Microchip could result in an injunction preventing consummation of the Merger, the payment of damages if the Merger is consummated and/or an adverse effect on the combined company’s business, financial condition or results of operations following the Merger.

In connection with the Merger, various putative class action complaints have been filed by purported stockholders of Microsemi against Microsemi and its current directors. As of April 26, 2018, Microsemi had received the following complaints, each filed in the United States District Court for the Central District of California: Michael Rubin v. Microsemi, Case No. 8:18-cv-00653, filed April 20, 2018; Robert Johnson v. Microsemi, Case No. 8:18-cv-00698, filed April 24, 2018; and Jordan Rosenblatt v. Microsemi, Case No. 8:18-cv-00724 filed April 26, 2018. The complaints purport to be brought on behalf of all similarly situated stockholders of Microsemi and generally allege violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 in connection with the definitive proxy statement of Microsemi. The complaints seek to enjoin the vote on and closing of the Merger, rescission, damages, and attorneys’ and experts’ fees and costs. We expect that additional lawsuits with respect to the Merger may be filed in the future.

The outcome of any such lawsuit is uncertain. If any lawsuit is successful in obtaining an injunction prohibiting Microsemi or Microchip from consummating the Merger on the agreed upon terms, the injunction may prevent the Merger from being consummated within the expected timeframe, or at all. Furthermore, if the Merger is prevented or delayed, the lawsuits could result in substantial costs. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may adversely affect the combined company’s business, financial condition or results of operations.

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